Exhibit 10.19

FORM OF EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made this ______ day of September 2026 (“Effective Date”) between RegenLab USA, Inc., a Delaware corporation (the “Company”), and Antoine Turzi (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Executive; and

WHEREAS, the Executive desires to accept such employment and to enter into this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed by and between the Company and the Executive as follows:

1. Prior Agreements. All prior employment or independent contractor agreements between the Company and Executive, written, oral, or implied, shall terminate on the Effective Date, provided, however, that Executive shall remain entitled to any earned and vested compensation and benefits and any terms intended to survive the termination of such prior agreement(s) shall survive.

2. Term of Agreement. The term of the Executive’s continued employment under this Agreement (the “Employment Term”) shall be for the period commencing on the Effective Date and ending on the date the employment is terminated in accordance with this Agreement.

3. Duties and Responsibilities.

a) Title and Responsibilities. During the Employment Term, the Executive shall serve as Executive Officer, with such status, duties and responsibilities as are necessary and appropriate for such position. Such duties shall include overall responsibility for the Company’s operations, business strategy, and financing decisions, and supervisory authority over all subordinate officers and employees. Executive shall report directly to the Board.

b) Place of Performance. The Executive’s services shall be performed principally a the Company’s offices in Jersey City, New Jersey, except for reasonable business travel obligations.

4. Compensation.

a) Base Salary. During the Employment Term, the Executive shall receive a base salary (the “Base Salary”) in the amount of $500,000.00 (Five Hundred Thousand Dollars) per annum, payable in accordance with the Company’s then current payroll practices.

b) Annual Bonus. In addition to his Base Salary, Executive shall be given the opportunity to earn an annual bonus (the “Bonus”) of up to 50% (fifty percent) of Base Salary (the “Bonus Target”). The Bonus shall be earned by Executive upon the Company’s achievement of performance milestones for a year (in each case, the “Target Year”) to be set by the Board or its compensation committee within 60 days after the Effective Date and by January 30 of each subsequent year, provided, however, that in the event the Board or its compensation committee in good faith extends such date, such extension shall not be considered a breach of this Agreement. In the event Executive is retained by the Company for less than the full Target Year for which a Bonus is earned pursuant to this Section 4, Executive shall be entitled to receive a pro-rated Bonus for such Target Year based on the number of days Executive was retained by the Company during such Target Year divided by 365.

c) Equity Grants. Executive shall be eligible to receive grants of equity in the Company that the Board or its compensation committee may choose to award in their sole discretion.

d) Taxes. All payments made to Executive under this Agreement are subject to withholding for applicable taxes and other deductions permitted or required by applicable law.

5. Pension and Welfare Benefit Plans. Except as otherwise provided herein, during the Employment Term, the Executive and his eligible dependents shall be entitled to participate in or be covered under all general broad-based pension, medical, dental, disability and group life insurance plans and programs provided by the Company to its professional and management staff in accordance with, and subject to, the terms and conditions of such plans and programs.

6. Expenses. During the Employment Term, the Executive shall be entitled to receive advancement of all business travel and other business expenses incurred by the Executive in accordance with the policies and procedures of the Company as applicable to other senior executives of the Company.

7. Vacation and Sick Days. During the Employment Term, the Executive shall be entitled to paid vacation in accordance with Company policy and to those paid holidays celebrated by the Company. The Executive shall be entitled to any sick days to which he is entitled under New York law.

8. Termination.

a) Termination Without Cause. Either party may terminate the Executive’s employment under this Agreement on sixty (60) days’ written notice for any reason or no reason and without Cause.

b) Termination With Cause or Resignation for Good Reason.

i.	The Company may terminate the Executive’s employment for Cause if Executive fails to cure the Cause condition within thirty (30) days’ written notice of the Cause condition. For purposes of this Agreement, “Cause” means A) a continuing material breach or material default (including, without limitation, any material dereliction of duty) by Executive of this Agreement, except for any such breach or default which is caused by the Executive’s Disability (as defined in the Plan), or a continuing failure by the Executive to follow the direction of a duly authorized representative of the Company; (B) gross negligence, willful misfeasance or breach of fiduciary duty to the Company or Affiliate by the Executive; (C) the commission by the Executive of an act of fraud or embezzlement; or (D) the Executive’s conviction of, or plea of nolo contendere to, a felony or any other crime that would materially and adversely affect: (i) the business reputation of the Company or Affiliate or (ii) the performance of the Executive’s duties to the Company or an Affiliate.

ii.	Executive may resign his employment for Good Reason in the event the Company materially breaches this Agreement and fails to cure the material breach as set forth below. For purposes of this Agreement, “Good Reason” means: (a) material breach of this Agreement; (b) material diminution of Executive’s duties; (c) reduction of Executive’s base salary; (d) reduction of Executive’s bonus target opportunity. In order to resign for Good Reason, Executive must give written notice to the Company of the Good Reason condition within 90 days after the Good Reason condition first arises, give the Company 30 days to cure such condition, and resign his employment within 15 days after the end of the 30-day cure period.

c) Severance Payment Upon Termination Without Cause or Resignation for Good Reason.

i.	In the event the Company terminates Executive’s employment without Cause or Executive resigns with Good Reason, five business days after the date the Release becomes effective: (A) the Company shall pay Executive severance in the amount of twelve months of Executive’s then-applicable Base Salary plus an amount equal to Executive’s then applicable Bonus Target, and (B) if Executive timely elects to continue his group health insurance under the Consolidated Omnibus Reconciliation Act or equivalent state laws (“COBRA”), the Company shall pay the Executive’s COBRA premiums for up to twelve months after Executive ceases to be eligible for group health benefits from the Company. ben less required deductions applicable to wages.

ii.	Severance Pay will be paid as salary continuation over a period of twelve months. The first payment will be made on the first regular payroll date that falls after the effective date of the Release (defined below). The first payment shall include all payments that would have been made to Executive as salary had his salary payments continued since the date Executive’s employment terminates.

iii.	A pre-requisite to Executive receiving Severance Pay and the other benefits set forth in Section 8(c)(i) is Executive executing within 60 days after the date Executive’s employment terminates, and not revoking, a general release of all claims against the Company its affiliates, agents, officers, directors, shareholders, and employees, etc., arising from or concerning Executive’s employment, in a form acceptable to the Company (the “Release”).

9. Notice of Termination. Any termination by the Company for Cause, Without Cause or by the Executive for Good Reason shall be communicated by a written notice (a “Notice of Termination”) to the other party hereto given in accordance with notice provisions of this Agreement.

10. Confidentiality.

a) Definition of Confidential Information. For purposes of this agreement, “Confidential Information” is and shall be strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, information relating to governmental relations, discoveries, practices, techniques, apparatuses, technologies, schematics, discoveries, processes, methods, trade secrets, marketing plans and other nonpublic, proprietary and confidential information of the Company, that, in any case, is not otherwise generally available to the public and has not been disclosed by the Company to others not subject to confidentiality agreements, which Executive may produce, obtain or otherwise learn of during the Employment Term or the course of Executive’s employment and/or association with the Company, and whether produced, obtained, or learned of prior to, as of, or following the date hereof.

b) Confidentiality Obligation. At all times, the Executive shall keep confidential and agrees not to deliver, reproduce, disclose or in any way allow any such Confidential Information to be delivered to or used by any third parties for any purpose (including, without limitation, any purpose harmful to the interests of the Company) except: (i) while employed by the Company and solely in the business of and for the benefit of the Company; (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Company to divulge, disclose or make accessible such information; or (iii) with the specific direction, authorization or consent of a duly authorized representative of the Company. In the event the Executive’s employment is terminated hereunder for any reason, he immediately shall return to the Company all Confidential Information in his possession.

c) Confidentiality Exceptions. Notwithstanding any other provision of this Agreement:

i.	The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

ii.	If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive: (A) files any document containing trade secrets under seal; and (B) does not disclose trade secrets, except pursuant to court order.

11. Non-Solicitation. During the Employment Term and for two years thereafter, the Executive shall not: (a) intentionally solicit, endeavor to entice away from the Company or otherwise hire or interfere with the relationship of the Company with any person who is employed by or associated with the Company; or (b) endeavor to entice away from the Company, or otherwise interfere with the relationship of the Company with, any client or customer.

12. Non-Competition. During the Employment Term and for two years thereafter, Executive will not, anywhere in the United States of America, represent, become employed by, consult with, become a director of, advise in any manner, or have any material interest in, any business that develops, invents, markets, sells, or invests in, biotechnology intended to separate blood components or regenerate human tissue.

13. Intellectual Property.

(a) Inventions. For purpose of this Agreement, “Inventions” means inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, confidential information and trade secrets.

(b) Excluded Inventions. Attached hereto as Exhibit A is a list describing all existing Inventions, if any, that may relate to the Company’s business or actual or demonstrably anticipated research or development and that were made by Executive or acquired by Executive prior to the Effective Date (as defined in this Agreement), and which have not been, and are not to be, assigned to the Company or any of its predecessors (“Excluded Inventions”). If no such list is attached, Executive represents and agrees that it is because Executive has no rights in any existing Inventions that may relate to the Company’s business or actual or demonstrably anticipated research or development.

(c) Assignment of Intellectual Property Rights. The Executive acknowledges and agrees that, all right, title, and interest in and to all, writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are (1) created, prepared, produced, authored, edited, amended, conceived, or reduced to practice, by the Executive individually or jointly with others during the Employment Term, with the time, personnel, resources, or intellectual property of the Company, and (2) relate in any way at the time of conception to the business or actual or demonstrably anticipated business, products, activities, research, or development of the Company or result from any work performed by the Executive for the Company, all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), shall be the sole and exclusive property of the Company. For purposes of this Agreement, Work Product includes, but is not limited to, Company Group information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information. With respect to Work Product, any and all rights in and to U.S. and foreign (i) patents, patent disclosures and inventions (whether patentable or not), (ii) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable works (including computer programs), mask works, and rights in data and databases, (iv) trade secrets, know-how, and other confidential information, and (v) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

(d) Other Inventions. For purposes of this Agreement, “Other Inventions” means Inventions in which Executive has, or may have, an interest, as of the Effective Date or thereafter, other than Work Product and Excluded Inventions. Executive acknowledges and agrees that, if in the scope of Executive’s employment, Executive uses, or authorizes Company agents in writing to use, any Excluded Inventions or any Other Inventions, or if Executive includes, or authorizes Company agents in writing to use, any Excluded Inventions or Other Inventions in any product or service of the Company, or if Executive’s rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by the Company of any rights assigned to the Company under this Agreement, Executive will immediately so notify the Company in writing. Unless the Company and Executive agree otherwise in writing as to particular Excluded Inventions or Other Inventions, Executive hereby grants to the Company, in such circumstances (whether or not Executive gives the Company notice as required above), a perpetual, irrevocable, nonexclusive, transferable, world-wide, royalty-free, license to use, disclose, make, sell, offer for sale, import, copy, distribute, modify, and create, works based on, perform, and display such Excluded Inventions and Other Inventions, and to sublicense third parties in one or more tiers of sublicensees with the same rights.

(e) Copyrights/Work for Hire. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

(f) Cooperation. During and after the Employment Term, the Executive agrees to reasonably cooperate with the Company to (i) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (ii) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in the Executive’s name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity.

(e) No License. The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to the Executive by the Company.

14. Successors. This Agreement is personal to the Executive and shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

15. Arbitration; Jury Trial Waiver.

(a) Arbitration Rules. The Executive and Company mutually agree that any dispute arising out of or relating to this contract, including the breach, termination or validity thereof, or otherwise with regard to any controversy or dispute between the Executive and the Company related to Executive’s employment shall be finally resolved before a single neutral arbitrator in accordance with the Employment Arbitration Rules & Procedures of JAMS (“JAMS Rules”) in effect at the time of the arbitration, which can be found at https://www.jamsadr.com/rules-employment-arbitration/english. If the parties are unable to agree upon an arbitrator, one shall be appointed by JAMS in accordance with the JAMS Rules. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-402, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator will have no authority to add to, alter, amend or refuse to enforce any portion of this Agreement. The award may include an award of costs, including reasonable attorney’s fees and disbursements, to the extent permitted by law. The place of arbitration shall be New York, New York.

(b) Waiver of Jury Trial. THE COMPANY AND THE EXECUTIVE EACH WAIVE ANY RIGHT TO A JURY TRIAL with respect to any controversy or dispute between Executive and the Company.

16. Miscellaneous.

(a) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, applied without reference to principles of conflict of laws, except for the arbitration provisions of this Agreement, which shall be governed solely by the FAA.

(b) Amendments. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto.

(c) Notices. Any notices, consents or other communications made or given in connection with this Agreement shall be in writing and shall be deemed to have been given: (i) when received if given in person or by courier or a courier service; (ii) on the date of transmission if sent by email (with affirmative confirmation of receipt, and provided, that the party providing notice shall within two (2) business days provide notice by another method under this Section); or (iii) three (3) business days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, to the following address (or at such other address for a party as shall be specified by like notice):

If to the Executive: the address on Executive’s most recent IRS Form W-4.

If to the Company:

RegenLab USA, Inc.

Attn: Chairperson, Board of Directors

95 Greene Street

Jersey City, New Jersey 07302

With a copy that shall not constitute notice to:

Ellenoff Grossman & Schole LLP

Attn: Ilya Ross, Esq.

1345 Avenue of the Americas, 15th Floor

New York, New York 10105

Email: [*]

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e) Waiver. Waiver by any party hereto of any breach or default by any other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.

(f) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein, supersede all other additional agreements related thereto, and no other agreement, verbal or otherwise, shall be binding as between the parties unless it is in writing and signed by the party against whom enforcement is sought.

(g) Withholding. All compensation and benefits with respect to the Executive’s employment are subject to withholding in such amounts and at such times as the Company determines to be required by applicable law. Regardless of the amount withheld or reported, the Executive shall be solely responsible for all taxes in respect of his compensation (including imputed compensation) and benefits, except the employer’s share of employment taxes.

(h) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(i) Execution. This Agreement may be executed in counterparts and facsimile, electronic, and .pdf copies of signatures shall be considered originals for all purposes.

IN WITNESS WHEREOF, the Executive has hereunto set his hand, and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE		REGENLAB USA, INC.

By:		By:
Antoine Turzi

Print Name:

Print Title:

Attachment: Exhibit “A”

Exhibit A

LIST OF EXCLUDED INVENTIONS UNDER SECTION 13(b)

A-1